                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                          Dense-Pac Microsystems, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   248719 106
                                 (CUSIP Number)
                                 Jon R. Tandler
                     Coblentz, Cahen, McCabe & Breyer, LLP
       222 Kearny Street, 7th Fl., San Francisco, CA 94108 (415) 391-4800
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               February 16, 1996
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 11 Pages

                                  SCHEDULE 13D

------------------------                                      ------------------
CUSIP No.     248719 106                                      Page 2 of 11 Pages
------------------------                                      ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  EBTB II B.V.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /x/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       SOURCE OF FUNDS

               OO
--------------------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(E)                                                  / /

--------------------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Belgium
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER
      NUMBER OF
                      ----------------------------------------------------------
       SHARES

    BENEFICIALLY      8       SHARED VOTING POWER

    OWNED BY EACH                  4,481,957*  See Item 2
                      ----------------------------------------------------------
      REPORTING       9       SOLE DISPOSITIVE POWER

       PERSON
                      ----------------------------------------------------------
        WITH          10      SHARED DISPOSITIVE POWER

                                   4,481,957*  See Item 2
--------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,481.957*  See Item 5
--------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         / /

--------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                28.43%
--------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*

                          Dense-Pac Microsystems, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   248719 106
                                 (CUSIP Number)
                                 Jon R. Tandler
                     Coblentz, Cahen, McCabe & Breyer, LLP
       222 Kearny Street, 7th Fl., San Francisco, CA 94108 (415) 391-4800
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               February 16, 1996
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 3 of 11 Pages

                                  SCHEDULE 13D
------------------------                                      ------------------
CUSIP No.     248719 106                                      Page 4 of 11 Pages
------------------------                                      ------------------


--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Euroventures Benelux Team B.V.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /x/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       SOURCE OF FUNDS

               OO
--------------------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(E)                                                  / /

--------------------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Belgium
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER
      NUMBER OF

       SHARES
                      ----------------------------------------------------------
    BENEFICIALLY      8       SHARED VOTING POWER

    OWNED BY EACH                  4,481,957*  See Item 2
                      ----------------------------------------------------------
      REPORTING       9       SOLE DISPOSITIVE POWER

       PERSON
                      ----------------------------------------------------------
        WITH          10      SHARED DISPOSITIVE POWER

                                   4,481,957*  See Item 2
--------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,481,957*  See Item 5
--------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         / /

--------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                28.43%
--------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 11)*

                          Dense-Pac Microsystems, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   248719 106
                                 (CUSIP Number)
                                 Jon R. Tandler
                     Coblentz, Cahen, McCabe & Breyer, LLP
       222 Kearny Street, 7th Fl., San Francisco, CA 94108 (415) 391-4800
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               February 16, 1996
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 5 of 11 Pages

                                  SCHEDULE 13D

------------------------                                      ------------------
CUSIP No.     248719 106                                      Page 6 of 11 Pages
------------------------                                      ------------------


--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Euroventures Benelux I B.V.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /x/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(E)                                                  / /

--------------------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Belgium
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER
      NUMBER OF

       SHARES
                      ----------------------------------------------------------
    BENEFICIALLY      8       SHARED VOTING POWER

    OWNED BY EACH                  4,481,957*  See Item 2
                      ----------------------------------------------------------
      REPORTING       9       SOLE DISPOSITIVE POWER

       PERSON
                      ----------------------------------------------------------
        WITH          10      SHARED DISPOSITIVE POWER

                                   4,481,957*  See Item 2
--------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,481,957*  See Item 5
--------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         / /

--------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                28.43%
--------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8)*

                          Dense-Pac Microsystems, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   248719 106
                                 (CUSIP Number)
                                 Jon R. Tandler
                     Coblentz, Cahen, McCabe & Breyer, LLP
       222 Kearny Street, 7th Fl., San Francisco, CA 94108 (415) 391-4800
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               February 16, 1996
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 7 of 11 Pages

                                  SCHEDULE 13D

------------------------                                      ------------------
CUSIP No.     248719 106                                      Page 8 of 11 Pages
------------------------                                      ------------------


--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Euroventures Benelux II B.V.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) /x/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
 5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(E)                                                  / /

--------------------------------------------------------------------------------
 6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Belgium
--------------------------------------------------------------------------------
                      7       SOLE VOTING POWER
      NUMBER OF

       SHARES
                      ----------------------------------------------------------
    BENEFICIALLY      8       SHARED VOTING POWER

    OWNED BY EACH                  4,481,957*  See Item 2
                      ----------------------------------------------------------
      REPORTING       9       SOLE DISPOSITIVE POWER

       PERSON
                      ----------------------------------------------------------
        WITH          10      SHARED DISPOSITIVE POWER

                                   4,481,957*  See Item 2
--------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,481,957*  See Item 5
--------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         / /

--------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                28.43%
--------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                             INTRODUCTORY STATEMENT

         This Amendment to Statement on Schedule 13D of EBTB II B.V. ("ET-II"), Euroventures Benelux Team B.V. ("Team"), Euroventures Benelux I B.V. ("EB-I") and Euroventures Benelux II B.V. ("EB-II") is filed to report the sale by EB-I of three hundred thousand (300,000) shares (the "Shares") of Common Stock of Dense-Pac Microsystems, Inc., a California corporation (the "Company").

ITEM 1.  SECURITY AND ISSUER.

         This Statement is filed as to the beneficial ownership of shares of Common Stock of the Company by ET-II, Team, EB-I and EB-II. The Company's principal business address is 7321 Lincoln Way, Garden Grove, California 92641.

ITEM 2.  IDENTITY AND BACKGROUND.

         ET-II, EB-I and EB-II are Netherlands corporations whose address is Julianaplein 10, 5211 BC's-Hertogenbosch, Netherlands. EB-I and EB-II are venture capital funds. Team is the investment manager of EB-I and EB-II and has both voting and investment power over their shares of the Company's Common Stock. ET-II has indirect beneficial ownership of the shares of Common Stock of the Company directly owned by EB-I and EB-II in that it owns 50% of Team and has a presently exercisable call option to acquire the remaining 50% of Team. Notwithstanding that Team is the investment manager of EB-I and EB-II, the voting and investment of Company shares held, respectively, by EB-I and EB-II are managed independently.

         During the last five years, neither ET-II, Team, EB-I nor EB-II has been convicted in a criminal proceeding or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or the finding of any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.

ITEM 4.  PURPOSE OF TRANSACTIONS.

         EB-I sold the Shares in the normal course of its portfolio management. It is possible that EB-I and/or EB-II may in the future acquire shares or attempt to dispose of shares of Company Common Stock from time to time in the open market, in privately negotiated transactions, or otherwise.





                                    9 of 11

         Neither ET-II, Team, EB-I nor EB-II has any present intention to engage in any of the actions contemplated by Instruction No. 4 to Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a)-(b) ET-II, Team, EB-I and EB-II beneficially own and share voting and investment power over 4,481,957 shares or 28.43% of the Company's Common Stock. The percentage ownership in the Company has been calculated using the number of shares of the Common Stock outstanding as disclosed in the Company's Report on Form 10-QSB for the quarter ended November 30, 1995.

         (c) On February 16, 1996, EB-I sold the Shares at a price of $7.00 per Share pursuant to Rule 144 under the Securities Act of 1933, as amended.

         (d)     Not Applicable.

         (e)     Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         See Item 2.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         None.





                                    10 of 11

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                  EBTB II B.V.


DATE:  FEBRUARY 28, 1996          /S/  ROGER G. CLAES
                                  ----------------------------------------------
                                  ROGER G. CLAES, MANAGING DIRECTOR


                                  EUROVENTURES BENELUX TEAM B.V.


DATE:  FEBRUARY 28, 1996          /S/  ROGER G. CLAES
                                  ----------------------------------------------
                                  ROGER G. CLAES, MANAGING DIRECTOR


                                  EUROVENTURES BENELUX I B.V.


DATE:  FEBRUARY 28, 1996          /S/  ROGER G. CLAES
                                  ----------------------------------------------
                                  ROGER G. CLAES, MANAGING DIRECTOR


                                  EUROVENTURES BENELUX II B.V.


DATE:  FEBRUARY 28, 1996          /S/  ROGER G. CLAES
                                  ----------------------------------------------
                                  ROGER G. CLAES, MANAGING DIRECTOR


                        (SIGNATURE PAGE TO AMENDMENTS TO
                      SCHEDULE 13D OF THE ABOVE-ENTITIES)





                                    11 of 11